AMHN, Inc. 8-K

Exhibit 10.11

TRADEMARK ASSIGNMENT AND AGREEMENT

TRADEMARK ASSIGNMENT AND AGREEMENT (this "Assignment Agreement") is made effective as of February 15, 2011 (the "Effective Date"), by and between SEATAC DIGITAL RESOURCES, INC., a Delaware corporation (the "Assignee"), and AMHN, INC., a Nevada corporation (the "Assignor"). This Assignment Agreement is made as part of Assignee's acceptance of collateral in full satisfaction of debt owed by Assignor to Assignee.

WHEREAS, Assignor owns an interest in the mark "Spectrum Health Network, Inc." (the "Spectrum Mark"), and the goodwill of the business symbolized by such mark, and

WHEREAS, in connection with the full satisfaction of a certain Secured Promissory Note from AMHN to Seatac dated December 16, 2010, Assignee wishes to acquire any interest Assignor may have in the Spectrum Mark and the goodwill associated therewith.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.           Assignment.  Assignor hereby assigns and transfers unto Assignee, Assignor's entire right, title and interest in and to the following:

a)           The Spectrum Mark;

b)           All logos and phrases related to the Spectrum Mark; and

c)           The goodwill associated with Assignor's interest in the Spectrum Mark.

2.           Counterparts.  This Assignment Agreement may be signed in one or more counterparts, each of which shall be an original and all of which shall be considered one and the same agreement, and shall become effective when both parties have received a counterpart signed by the other party.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Assignment Agreement to be executed by its duly authorized officer as of the date written above.

SEATAC DIGITAL RESOURCES, INC.

By:	/s/ Robin Tjon
Robin Tjon, President

AMHN, INC.

By:	/s/ Robert Cambridge
Robert Cambridge, Chief Executive Officer